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                                       Exhibit 10.8

                                       (PILOT LOGO)


June 2, 1999


Ms. Beth Fordham-Meier
1819 Springfield Farm Court
Clemmons, NC 27012

Dear Beth:

This letter will serve to confirm your agreement to join Pilot Biotechnologies, Inc. ("Pilot") as its Vice President -- Business Development reporting to the CEO/President. Our agreement is as follows:

         1. Your target start is June 7, 1999 ("Start Date") with mutually agreed to scheduled time prior to the Start Date;
         2. You will be granted incentive stock options to purchase 75,000 shares of common stock with 25,000 shares to vest immediately upon your Start Date and the remainder to vest equally on a monthly basis over the next three (3) years, with all options to be governed by Pilot's 1998 Stock Option Plan (the "SOP");
         3. You will be eligible to receive additional options and earn cash bonuses pursuant to the attainment of mutually agreeable, annual milestones set by you and your supervisor.
         4. Your employment relationship at Pilot is at will and it may be ended by you or by Pilot at any time and for any reason;
         5. If your employment is terminated by Pilot without "cause" (as it is defined in the SOP), you will receive severance pay at the rate of your base salary payable in equal monthly installments of six (6) months if terminated during your first year with one month (1) of severance for each additional year of service over the course of your first six (6) years;
         6. You will receive three (3) weeks of paid vacation annually, but you will be expected to coordinate your vacation in advance with the CEO, you may not carry unused vacation forward and Pilot will not pay you for any unused vacation on termination;
         7. Your annual salary will be $65,000 upon your State Date and will increase to $85,000 once Pilot has closed its next round of external financing; and
         8. You will be entitled to participate in all disability, health, dental, and life insurance plans and other welfare benefit programs, plans, and practices made available from time to time by Pilot to its senior executives.

If you are in agreement with the aforementioned arrangement, please sign below and return one fully executed copy to me.

I appreciate your interest in become involved with Pilot and I look forward to working closely with you to support the long-term success of this exciting company.


Sincerely,



/s/ Glenn Kline
-----------------------------
Glenn Kline
Chairman



AGREED TO AND ACCEPTED:



By: /s/ Beth Fordham-Meier      6/7/99
   -----------------------------------
Beth Fordham-Meier

cc:  Sara Brooks Creagh

                                    PILOT BIOTECHNOLOGIES
                                    PILOT PHARMACEUTICALS
                                    PILOT NUTRACEUTICALS


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